EXHIBIT 99.1

MAYOR’S JEWELERS, INC.

REPORTS FOURTH QUARTER AND ANNUAL RESULTS

Company Reports Strong Increases in Sales and Bottom Line Results in the

Fourth Fiscal Quarter and Fiscal Year; Turnaround Ahead of Schedule as Company Achieves

Fiscal Year-End Net Income for First Time in Four Years

SUNRISE, FL. June 9, 2005 /BUSINESS WIRE/ — Mayor’s Jewelers, Inc. (the “Company” or “Mayor’s”) (AMEX:MYR), which operates 28 luxury jewelry stores in Florida and Georgia, reported results for the fourth fiscal quarter and the fiscal year ended March 26, 2005 (“Fiscal Year 2004”), including net sales increases of 15% and 14%, respectively, and improvement in bottom line results as compared to the similar periods in the prior year.

Net sales increased 15% to $30.9 million for the fourth quarter of Fiscal Year 2004, which included the thirteen weeks ended March 26, 2005, compared to $26.8 million for the fourth quarter of the fiscal year ended March 27, 2004 (“Fiscal Year 2003”), which included the thirteen weeks ended March 27, 2004. Net sales for Fiscal Year 2004, increased 14% to $142.7 million compared to $125.5 million for Fiscal Year 2003.

Comparable store net sales increased 9% for the fourth quarter of Fiscal Year 2004, compared to the fourth quarter of Fiscal Year 2003. Comparable store net sales for Fiscal Year 2004 increased 12% as compared to Fiscal Year 2003.

Gross profit increased 17% to $13.4 million, or 43.4% of sales, for the fourth quarter of Fiscal Year 2004, compared to $11.4 million, or 42.5% of sales, for the fourth quarter of Fiscal Year 2003. Gross profit also increased 17% for Fiscal Year 2004 to $61.0 million, or 42.7% of sales, compared to $52.1 million, or 41.5% of sales, for Fiscal Year 2003.

The increases in net sales and gross profit for the fourth fiscal quarter and the Fiscal Year 2004 were due to the effective execution of the Company’s strategic plan and in particular, a program of merchandising, marketing and retail initiatives that were extremely effective and successful.

The Company attributes this success in part to improved merchandise mix resulting from the introduction of more exclusive designs with healthier margins, including many manufactured by its major shareholder, Henry Birks & Sons Inc. (“Birks”); the addition of signature designers; and a strengthened creative team combined with an improved product development process. Mayor’s continued to leverage synergies with Birks and also executed a focused inventory management plan that delivered higher than expected results, thus improving the Company’s bottom line.

Earnings before interest expense and other financial costs, interest income, taxes, depreciation and amortization (“EBITDA”) were approximately $8.6 million in Fiscal Year 2004 versus a loss of ($149,000) in Fiscal Year 2003, an improvement in EBITDA of $8.7 million. The improvement was a result of Mayor’s strong sales increase and the added contribution in gross profit as previously discussed offset by a slight increase in operating expenses, which as a percent of sales decreased to 39.0% from 44.3%. The Company recorded net income of $782,000 for Fiscal Year 2004 versus a loss of ($7.8) million for Fiscal Year 2003.

Net loss was ($0.8) million, or ($0.02) per share, for the fourth fiscal quarter of Fiscal Year 2004, which represents a 74% decrease in the net loss from the prior year fourth fiscal quarter of ($2.9) million, or ($0.09) per share.

The following chart reconciles the Company’s net income (loss) to EBITDA:

	(In thousands)
	Fiscal Year 2004	Fiscal Year 2003
Net income (loss)	$782	$(7,824)
Interest expense and other financial costs	4,501	4,427
Interest income	—	(110)
Depreciation and amortization	3,289	3,358

EBITDA	$8,572	$(149)

Commenting on the results, Thomas A. Andruskevich, Chairman, President and Chief Executive Officer, said, “We are extremely pleased with the progress we’ve made in fiscal year 2004 and that Mayor’s was able to generate net income of $782,000, which moved Mayor’s into a positive net income position for the first time in four years. This is a significant milestone in Mayor’s improving financial picture and is especially gratifying given that our turnaround is ahead of schedule. With this solid foundation in place, our very capable and dedicated management team will lead the focused execution of our strategic plan in an effort to further increase shareholder value.”

Mr. Andruskevich continued, “The investment made by Birks in August 2002, their leadership and support helped transform Mayor’s net losses in Fiscal Years 2001, 2002 and 2003 of ($83.9), ($26.9) million and ($7.8) million, respectively, into the black this year. These results demonstrate that the synergies between Birks and Mayor’s generated improved product offerings, strategies and consumer messaging that continue to be extremely effective.”

Mayor’s is a leading luxury retail jewelry brand serving Florida and Greater Atlanta. Mayor’s was founded in 1910 and has maintained the intimacy of a family-owned boutique while becoming renowned for its fine jewelry, timepieces, giftware and service. Mayor’s currently operates 28 stores: 23 in Florida and 5 in Georgia. Additional information can be found on Mayor’s web site, www.mayors.com.

This press release contains certain “forward-looking” statements concerning expectations for sales, margins, earnings (loss), financing needs or plans, success of the Company’s merchandising marketing and retail initiatives, and continued growth. Actual results might differ materially from those projected in the forward-looking statements based on risk factors, including the success of the Company’s marketing initiatives, the Company’s ability to have a successful customer service program, the successful resolution of the informal investigation by the Securities and Exchange Commission previously disclosed by the Company, the successful completion of the proposed transaction between the Company and Henry Birks & Sons Inc., the Company’s controlling shareholder, the Company’s ability to attract and retain its key personnel and the Company’s ability to increase sales and keep costs low. Additional information concerning factors that could cause actual results to differ materially are set forth in Mayor’s 2003 Annual Report and in Form 10-K/A, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. Mayor’s undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

INFORMATION ABOUT THE PROPOSED MERGER AND WHERE TO FIND IT

In connection with the previously disclosed proposed merger between Mayor’s and Birks, Mayor’s and Birks will file a Registration Statement on Form F-4, a joint proxy statement/prospectus and other related documents with the SEC. Stockholders of Birks and Mayor’s are advised to read these documents when they become available because they will contain important information. Stockholders of the companies may obtain copies of these documents for free, when available, at the SEC’s website at www.sec.gov. These and such other documents may also be obtained for free from Birks at 1240 Square Phillips, Montreal, Quebec, Canada, H3B 3H4, Tel: (514) 397-2511 and from Mayor’s at 14051 N.W. 14th Street, Suite 200, Sunrise, Florida 33323, Tel: (954) 846-8000 or on its website, www.mayors.com.

Mayor’s and Birks and their respective directors, executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies from Mayor’s stockholders in connection with the proposed merger. Information regarding the special interests of these directors and executive officers in the transaction previously disclosed will be included in the joint proxy statement/prospectus described above. Additional information regarding Mayor’s directors and executive officers is also included in its proxy statement for its 2004 Annual Meeting of Stockholders, which was filed with the SEC on or about June 28, 2004 and is available free of charge at the SEC’s website at www.sec.gov or by contacting Mayor’s at the address or telephone number set forth above.

CONTACT:	Mayor’s Jewelers, Inc., Sunrise, Florida
Marc Weinstein, 954/846-2701
Investor Relations e-mail: mweinstein@mayors.com

MAYOR’S JEWELERS, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS - UNAUDITED

(Amounts shown in thousands except share and per share data)

	Thirteen Weeks Ended March 26, 2005	Thirteen Weeks Ended March 27, 2004
Net sales	$30,851	$26,830
Cost of sales	17,470	15,424

Gross profit	13,381	11,406

Selling, general and administrative expenses (including non-cash compensation expense, net of $145 and $137 for the thirteen weeks ended March 25, 2005 and March 27, 2004, respectively	12,214	12,607
Depreciation and amortization	797	833

Total operating expenses	13,011	13,440

Operating income (loss)	370	(2,034)
Interest and other income	—	80
Interest and other financial costs	(1,133)	(971)

Net loss	(763)	(2,925)
Preferred stock cumulative dividend	(134)	(244)

Net loss attributable to common stockholders	$(897)	$(3,169)

Weighted average shares outstanding, basic and diluted	36,989,262	36,961,307

Loss per share, basic and diluted	$(0.02)	$(0.09)

MAYOR’S JEWELERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts shown in thousands except share and per share data)

	Fiscal Year Ended March 26, 2005	Fiscal Year Ended March 27, 2004
Net sales	$142,710	$125,487
Cost of sales	81,715	73,427

Gross profit	60,995	52,060

Selling, general and administrative expenses (including non-cash compensation expense, net of $103 and $1,067 for Fiscal 2004 and Fiscal 2003, respectively	52,423	52,283
Depreciation and amortization	3,289	3,358

Total operating expenses	55,712	55,641

Operating income (loss)	5,283	(3,581)
Interest and other income	—	184
Interest and other financial costs	(4,501)	(4,427)

Net income (loss)	782	(7,824)
Preferred stock cumulative dividend	(134)	(1,316)

Net income (loss) attributable to common stockholders	$648	$(9,140)

Weighted average shares outstanding:
Basic	36,968,296	26,377,886
Diluted	93,177,445	26,377,886

Income (loss) per share:
Basic	$0.02	$(0.35)

Diluted	$0.01	$(0.35)

SUPPLEMETAL INFORMATION:

Reconciliation of Diluted Income Per

Share – Year Ended March 26, 2005:

Income (Numerator):
Net income	$782,000

Weighted Average Shares (Denominator):
Basic	36,968,296
Diluted Options	1,572,988
Diluted Preferred Shares	51,499,525
Diluted Warrants	3,136,636

93,177,445

Diluted Earnings Per Share:	$0.01

MAYOR’S JEWELERS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts shown in thousands except share and per share data)

	March 26, 2005	March 27, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$1,220	$1,448
Accounts receivable (net of allowance for doubtful accounts of $962 and $999, at March 26, 2005 and March 27, 2004, respectively)	6,936	6,446
Inventories	80,439	80,825
Other current assets	632	1,194

Total current assets	89,227	89,913

Property, net	13,143	14,634
Other assets	416	668

Total non-current assets	13,559	15,302

Total assets	$102,786	$105,215

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$13,045	$13,833
Accrued expenses	6,786	9,457
Credit facility	33,501	33,005

Total current liabilities	53,332	56,295

Term loan	12,668	12,668
Other long term liabilities	2,401	2,768

Total long term liabilities	15,069	15,436

Stockholders’ Equity:
Series A-1 convertible preferred stock, $.001 par value, 15,050 authorized, issued and outstanding at March 26, 2005 and March 27, 2004, liquidation value of $15,050,000	—	—
Common stock, $.0001 par value, 50,000,000 shares authorized, 46,975,546 and 46,945,261 shares issued, at March 26, 2005 and March 27, 2004, respectively	5	5
Additional paid-in capital	207,100	206,981
Accumulated deficit	(143,320)	(144,102)
Less: 9,983,954 shares of treasury stock, at cost	(29,400)	(29,400)

Total stockholders’ equity	34,385	33,484

Total liabilities and stockholders’ equity	$102,786	$105,215